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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                        PURSUANT TO SECTION 251(g) OF THE
                        DELAWARE GENERAL CORPORATION LAW

         This AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of November 19, 2004, by and among TBC Corporation, a Delaware corporation ("TBC"), TBC Parent Holding Corp., a Delaware corporation and wholly-owned subsidiary of TBC (the "Holding Company"), and TBC Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Holding Company (the "Merger Company").

         WHEREAS, TBC has an authorized capital stock consisting of 50,000,000 shares of Common Stock, $0.10 par value per share, of which 22,281,265 are issued and outstanding and none of which are held in treasury, and 2,500,000 shares of Preferred Stock, $0.10 par value per share, none of which are issued and outstanding;

         WHEREAS, the Holding Company has an authorized capital stock consisting of 50,000,000 shares of Common Stock, $0.10 par value per share, of which one share is issued and outstanding and is owned by TBC, and 2,500,000 shares of Preferred Stock, $0.10 par value per share, none of which are issued and outstanding;

         WHEREAS, the Merger Company has an authorized capital stock consisting of one hundred (100) shares of Common Stock, $0.10 par value per share, of which one (1) share is issued and outstanding and is owned by the Holding Company; and

         WHEREAS, the respective Boards of Directors of TBC, the Holding Company, and the Merger Company deem it advisable that the Merger Company merge with and into TBC pursuant to Section 251(g) of the Delaware General Corporation Law (the "DGCL") and upon the terms and conditions herein provided and, therefore, have each approved and authorized this Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that, in accordance with the DGCL, the Merger Company shall be merged with and into TBC in accordance with the following terms and conditions.

         1. The Merger. Effective upon the filing of this Merger Agreement or a separate certificate of merger, in such form as is required by the DGCL, with the Secretary of State of the State of Delaware (the "Effective Time"), the Merger Company shall be merged with and into TBC in accordance with Section 251(g) of the DGCL (the "Merger"). As a result of the Merger, the separate existence of the Merger Company will cease and TBC will be the surviving corporation (the "Surviving Company"). From and after the Effective Time, the Merger will have the effects specified in the DGCL.


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         2. Certificate of Incorporation and By-laws of the Holding Company. The
Certificate of Incorporation and By-laws of the Holding Company immediately following the Effective Time shall become or remain identical to the Restated Certificate of Incorporation, as amended, and By-laws, of TBC, except for the provisions of the Certificate of Incorporation regarding the corporate name (Article First) and except that references to "restated certificate of incorporation" are replaced with "certificate of incorporation." As of the Effective Time, Article FIRST of the Certificate of Incorporation of the Holding Company shall be amended to read as follows:

         FIRST. The name of the Corporation is TBC Corporation.

         3. Certificate of Incorporation of the Surviving Company. The Certificate of Incorporation of TBC, as amended and in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Company, until further amended in accordance with the provisions thereof and applicable law, except that, as of the Effective Time, the Certificate of Incorporation of TBC shall be amended as follows:

         (a) Article First of the Certificate of Incorporation shall be replaced in its entirety with the following new Article First:

         FIRST. The name of the Corporation is TBC Private Brands, Inc.

         (b) Article Fourth, including Sections 1 and 2 thereof, of the Certificate of Incorporation of TBC shall be replaced in its entirety with the following new Article Fourth:

         FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is one (1) share of common stock, par value $0.10 per share.

         (c) The following new Article Eleventh shall be added to the Certificate of Incorporation:

         ELEVENTH. Any act or transaction by or involving the Corporation that requires for its adoption under the Delaware General Corporation Law or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the Delaware General Corporation Law, require, in addition, the approval of the stockholders of TBC Corporation (formerly TBC Holding Corp.), or any successor by merger, by the same vote as is required by the Delaware General Corporation Law and/or by this Certificate of Incorporation.

         4. By-laws of the Surviving Company. The By-laws of the Merger Company, as amended and in effect at the Effective Time, shall be the By-laws of the Surviving Company, without change or amendment until further amended in accordance with the provisions thereof and applicable law.

         5. Directors and Officers of the Holding Company. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law,



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the directors and officers of TBC immediately prior to the Effective Time shall become or remain the directors and officers of the Holding Company.

         6. Directors and Officers of the Surviving Company. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of the Merger Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company.

         7. Further Assurances. From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of the Merger Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further actions, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Merger Company, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Company are fully authorized in the name and on behalf of the Merger Company or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

         8. Common Stock of TBC. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Common Stock, $0.10 par value per share, of TBC outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock, $0.10 par value per share, of the Holding Company. The conversion of these shares will occur by virtue of the Merger and without an exchange of certificates, and each certificate representing shares of Common Stock of TBC issued and outstanding immediately prior to the Merger will, upon completion of the Merger, represent shares of Common Stock of the Holding Company.

         9. Common Stock of the Merger Company. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock, $0.10 par value per share, of the Merger Company outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock, $0.10 par value per share, of the Surviving Company.

         10. Common Stock of the Holding Company Owned by TBC. At the Effective Time, each share of Common Stock of the Holding Company owned by TBC will be canceled, and all rights in respect thereof will cease.

         11. Stock Certificates. At and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Common Stock of TBC shall be deemed for all purposes to evidence the same number of shares of Common Stock of the Holding Company. The registered owner on the books and records of the Holding Company or its transfer agent of any such stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Holding Company or its transfer agent, have and be



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entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Holding Company to which such person is entitled.

         12. Assignment and Assumption of Rights. At and after the Effective Time, TBC hereby assigns and delegates to the Holding Company all of TBC's rights and obligations under that certain Amended and Restated Rights Agreement, dated July 23, 1998, between TBC and BankBoston, N.A., as Rights Agent (the "Rights Agreement"). The Holding Company hereby accepts such assignment and assumes all of the obligations of TBC under the Rights Agreement. Each issued and outstanding right under the Rights Agreement to purchase Series A Junior Participating Preferred Stock, $.10 par value, of TBC, shall automatically become a right under the Rights Agreement to purchase the same number of shares of Series A Junior Participating Preferred Stock, $.10 par value, of the Holding Company, having the powers, rights, and preferences set forth in the Certificate of Incorporation of the Holding Company.

         13. Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned at the election of the Board of Directors of TBC if the Board of Directors shall have determined that the Merger is not in the best interest of TBC or its stockholders.

         14. Amendment. This Merger Agreement may be amended at any time before the Merger becomes effective in a written instrument approved in form and substance by the Board of Directors of TBC and executed by all of the parties hereto.

         15. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed by their respective authorized officers as of the date first written above.


                                        TBC CORPORATION


                                        By /s/ Thomas W. Garvey
                                          -------------------------------------
                                          Thomas W. Garvey
                                          Executive Vice President and
                                          Chief Financial Officer



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                                        TBC PARENT HOLDING CORP.



                                        By /s/ Thomas W. Garvey
                                          -------------------------------------
                                          Thomas W. Garvey
                                          Executive Vice President and
                                          Chief Financial Officer

                                        TBC MERGER CORP.



                                        By /s/ Thomas W. Garvey
                                           -------------------------------------
                                           Thomas W. Garvey
                                           Executive Vice President and
                                           Chief Financial Officer

         The Secretary of TBC Corporation hereby certifies that this Merger Agreement has been adopted pursuant to Section 251(g) of the Delaware General Corporation Law and that the conditions specified in the first sentence of
Section 251(g) have been satisfied.


                                        /s/ Sharen Swartz Neuhardt
                                        ----------------------------------------
                                        Sharen Swartz Neuhardt
                                        Secretary




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